Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and effective as of September 28, 2020 (the “Effective Date”), between H-Cyte, Inc., a Nevada corporation (the “Company”), and ROBERT GREIF (“Executive”).

The Company and Executive mutually desire to enter into an agreement containing the terms and conditions pursuant to which the Company will employ Executive from and after the Effective Date.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (such period of employment hereunder referred to herein as the “Employment Period”).

2.       Position and Duties.

(a)       Position. During the Employment Period, Executive shall serve as Chief Executive Officer and President of the Company and shall have the duties, responsibilities, functions and authority customarily associated with such position, subject to the power and authority of the Company’s Board of Directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company Group as the Board may from time to time direct.

(b)       Duties. During the Employment Period, Executive shall report to the Board and Executive shall devote Executive’s best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company Group. Executive shall perform his duties, responsibilities and functions to the Company Group hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with applicable law and the Company Group’s policies and procedures in all material respects. In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company Group’s efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, perform other services for compensation. No later than sixty (60) days after the Effective Date, Executive will also submit to the Board his proposed plans for the long-term success and strategic direction of the Company Group (the “Report”).

(c)       Place of Performance. The principal place of Executive’s employment shall initially be Tampa, Florida, subject to the Board’s determination of an appropriate long-term headquarters of the Company. The Company and Executive agree that Executive shall be permitted to work from his home in Boston, Massachusetts (“Home Office”) until such time as an appropriate long-term headquarters for the Company has been identified and during the Employment Period, Executive shall be required to travel from time to time to the Company’s current headquarters in Tampa, Florida as well as its other locations, including Nashville, Tennessee and Scottsdale, Arizona, in the performance of his duties. Executive agrees that he will make an initial visit to the Company’s current headquarters in Tampa, Florida and meet with the Company’s current executive team and members of the Board within the first thirty (30) days of the Employment Period.

3.       Compensation and Benefits.

(a)       Signing Bonus. Executive shall receive a one-time signing bonus in the total gross amount of $30,000 payable upon the first available payroll date following the Effective Date.

(b)       Base Salary. During the Employment Period, Executive’s base salary shall be $400,000 per annum (the “Base Salary”), which Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time). Executive’s Base Salary for any partial year will be based upon the actual number of days elapsed in such year.

(c)       Bonus. In addition to the Base Salary, during each year ending during the Employment Period, Executive will be eligible to earn an annual bonus (a “Bonus”) as determined by the Board, in its sole discretion as follows:

(i)       2020 Calendar Year. With respect to the calendar year ending December 31, 2020, provided that the Executive is employed by the Company on the last day of such calendar year, the Executive shall be entitled to a cash bonus equal to $50,000, based on (A) the timely delivery by Executive of the Report and (ii) other subjective discretionary factors taken into consideration by the Board.

(ii)       Additional Years. Beginning with the calendar year ending December 31, 2021, provided that the Executive is employed by the Company on the last day of such calendar year, the Executive shall be entitled to a cash bonus equal to up to 50% of his Base Salary, based on (A) the achievement of performance objectives (financial or otherwise) to be established by the Board for such calendar year and (B) other subjective discretionary factors taken into consideration by the Board.

Each Bonus shall be paid to Executive on or before the earlier of (i) fifteen (15) days after the Company’s receipt of the audited financial statements for such fiscal year or (ii) one hundred twenty (120) days after such fiscal year end.

(d)       Equity. Executive shall receive options to acquire shares of common stock of the Company representing 3% of the Company’s fully diluted equity as of the grant date (the “Equity Award”), pursuant to the terms and conditions of the Company’s employee stock option plan and such other terms and restrictions set forth in the grant agreement. The parties will use reasonable efforts to negotiate and execute such grant agreement within ninety (90) days after the date of this Agreement. The Equity Award shall vest over a four (4) year period, with 25% of the Equity Award vesting at the end of the one (1) year anniversary of the date of grant, and the remainder of the Equity Award vesting quarterly thereafter in equal increments over the next three (3) years.

(e)       Other Benefits. In addition to (but without duplication of) the Base Salary, and the Bonus described above payable to Executive pursuant to this Section 3, during the Employment Period, Executive shall be entitled to fifteen (15) days of paid time off per year (in addition to observed holidays) and, subject to applicable eligibility requirements, such other standard benefits as are approved by the Board and made available to the officers and employees of the Company including:

(i)       Participation in the Company’s 401k Plan;

(ii)       Participation in the Company’s group health insurance plan, with 100% of the premium costs for the Executive to be paid by the Company (Executive would be responsible for premium costs for any dependents);

(iii)       Company-paid basic life and accidental death & disability insurance coverage up to $250,000;

(iv)       Participation in Company-sponsored dental, vision, life insurance and short-term and long-term disability plans at Executive’s sole expense in each case; and

(v)       Coverage under the Company’s directors and officers (D&O) liability insurance policy.

The Company reserves the right, in its sole discretion, to adjust Executive’s benefits provided under this Agreement in connection with adjustments made by the Company to benefits generally offered to the Company’s employees or otherwise as required by applicable law.

(f)       Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses (including timely submission of requests for reimbursement at least once per calendar month). Expense reimbursement under this Section 3(f) includes Executive’s reasonable and actual out-of-pocket travel, lodging and meal expenses as contemplated by Section 2(c) as well as a one-time reimbursement for Executive’s reasonable and actual out-of-pocket costs of purchasing a computer, printer, phone and other office products for his Home Office, subject to a cap of $3,000.

(g)       Withholding. All amounts payable to Executive as compensation hereunder shall be subject to all required and customary tax and payroll withholding by the Company Group.

4.       Term and Termination.

(a)       Term and Termination. The Employment Period shall begin on the Effective Date and shall end on the first (1st) anniversary of the Effective Date; provided that the Employment Period shall terminate prior to any such date (i) immediately upon Executive’s death or Disability, (ii) on a date of termination set forth in a written notice of termination delivered to Executive by the Company (after determination by its Board) for any reason (whether for Cause or without Cause), or (iii) on a date of termination set forth in a written notice of Executive’s resignation delivered to the Company by Executive (which date shall be no less than 60 days after the Company’s receipt of such written notice, unless waived by the Company in writing). Following the expiration of the Employment Period, this Agreement shall terminate and have no further force and effect but for the provisions which expressly survive termination in accordance with Section 8 hereof and if Executive remains employed with the Company following the expiration of the Employment Period and has not entered into a new employment agreement with the Company governing such continued employment relationship, his continued employment with the Company will be on at “at will” basis.

(b)       Termination without Cause. If the Employment Period is terminated by the Company without Cause (other than as a result of Executive’s death or Disability) at any time prior to the 12-month anniversary of the Effective Date, Executive shall be entitled to receive:

(i)       Executive’s Base Salary through the date of termination of the Employment Period (such date of termination or expiration, for any reason, the “Termination Date”);

(ii)       any Bonus pursuant to Section 3(c) previously awarded by the Board, but not yet paid, to Executive in respect of the year that ended on or prior to the Termination Date, which amount shall be paid at the same time it would have been paid pursuant to Section 3(c);

(iii)       reimbursement of reimbursable expenses incurred on or prior to the Termination Date in accordance with Section 3(f); and

(iv)       an amount equal to the portion of the Base Salary for the remainder of the Employment Period (the “Severance Period”), which shall be payable by the Company in equal installments over the course of the Severance Period in accordance with the Company’s normal payroll practices (as in effect from time to time).

in each case, if and only if Executive has executed and delivered to the Company a general release in form and substance satisfactory to the Company (a “Separation Agreement”) and the Separation Agreement has become effective within forty (40) days after the Termination Date (the “Required Release Date”), and, in each case, only so long as Executive has not revoked or breached the provisions of the Separation Agreement or the Restrictive Covenants; and Executive shall not be entitled to any other salary, bonuses, employee benefits or other compensation after the Termination Date. For the avoidance of doubt, the Separation Agreement must contain the following basic provisions: (A) general release in favor of the Company and any other member of the Company Group and each of their respective members, owners, officers, directors, employees, agents, and contractors; (B) confidentiality; (C) Executive’s duty to reasonably cooperate in transitioning his duties and work to his successor; (D) Executive’s duty to assist the Company with respect to litigation or investigations concerning matters about which Executive has knowledge; (E) Executive’s obligation to return all Company property; and (F) a non-competition restriction as featured in Section 6(a) of this Agreement to be effective in the event that Executive is terminated without Cause. Notwithstanding anything to the contrary, the payments under this Section 4(b) shall commence on the first payroll date following the date that such Separation Agreement becomes effective and non-revocable; provided, however, that such first payment shall include all amounts that otherwise would have been paid prior to the date the first payment was made had such payments commenced immediately upon employment termination. Notwithstanding the two preceding sentences, to the extent necessary to comply with Section 409A of the Code, if the Termination Date and Required Release Date are in two separate calendar years, any payments of amounts under this Section 4(b) that constitute deferred compensation within the meaning of Section 409A of the Code shall be payable on the later of (I) the date such payment is otherwise payable under this Section 4(b) or (II) the first payroll date in such second calendar year. In any event, if such Separation Agreement is not effective and non-revocable by the Required Release Date, then Executive shall forfeit all rights to receive any payments under this Section 4(b).

(c)       Other Termination. If the Employment Period is terminated (x) by the Company for Cause, (y) by Executive’s resignation, or (z) due to Executive’s death, Disability or expiration of the Employment Period, then Executive shall be entitled to receive only (i) Executive’s Base Salary through the Termination Date, and (ii) reimbursement of reimbursable expenses incurred on or prior to the Termination Date in accordance with Section 3(f), and Executive shall not be entitled to any other salary, bonuses, benefits or other compensation after termination of the Employment Period, except as otherwise expressly required under applicable law.

(d)       No Other Benefits. Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company Group after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Termination Date (other than vested retirement benefits accrued on or prior to the termination or expiration of the Employment Period, accrued insurance benefits or other amounts owing hereunder as of the date of such termination or expiration that have not yet been paid) shall cease upon such termination or expiration, other than as expressly required under applicable law (such as COBRA). In furtherance of the foregoing, in the event the Company terminates Executive’s employment on the basis that it is for Cause and it is ultimately determined that such termination was without Cause, it shall not be deemed a breach of this Agreement and Executive shall only be entitled to the amounts provided for in Section 4(b) in connection with a termination without Cause.

5.       Nondisclosure and Nonuse of Proprietary Information; Ownership of Intellectual Property.

(a)       Protection of Proprietary Information. Executive acknowledges that the continued success of the Company Group depends upon the use and protection of a large body of Proprietary Information. Executive agrees that he shall not disclose or use at any time, either during his employment with the Company or thereafter, any Proprietary Information of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s performance of duties assigned to Executive by the Board or under this Agreement. Executive shall take all reasonable and appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft. The foregoing shall not, however, prohibit disclosure by Executive of Proprietary Information that has been published in a form generally available to the public prior to the date Executive proposes to disclose such information. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all copies and embodiments, in whatever form, of memoranda, notes, plans, records, reports and other documents (and copies thereof), relating to the business of the Company Group (including, without limitation, all Proprietary Information or Intellectual Property) that he may then possess or have under his control.

(b)       Use of Confidential Information.

(i)       During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company Group any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company Group or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during this employment with any member of the Company Group, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

(ii)       Executive acknowledges and agrees that he is hereby notified of the immunity provisions of Section 1833(b) of the federal Defend Trade Secrets Act, which provides as follows:

IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING.-

1)	IMMUNITY.-An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2)	USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.- An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual-(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(c)       Third-Party Information. Executive understands that the Company Group will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company Group who need to know such information in connection with their work for the Company Group) or use, except in connection with his work for the Company Group, Third-Party Information unless expressly authorized by a member of the Board in writing.

(d)       Intellectual Property, Inventions and Patents. In the event that Executive during the term of his employment by the Company generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any discovery, formula, Trade Secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information, any copyrightable work or any Proprietary Information (collectively, “Intellectual Property”), Executive acknowledges that such Intellectual Property is and shall be the exclusive property of the Company. Any copyrightable work prepared in whole or in part by Executive shall to be deemed “a work made for hire” to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and the Company shall own all of the rights comprised in the copyright therein. Without limiting the foregoing, Executive hereby assigns his entire right, title and interest in and to all Intellectual Property to the Company. During and after the term of Executive’s employment with the Company, Executive shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company Group to establish, confirm and protect the Company Group’s interests in and rights and title to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive’s employment with the Company). Notwithstanding the foregoing, the provisions of this Section 5(d) shall not apply to, and the Company Group shall have no interest in, any applicable protectable work of intellectual property that both (i) is not applied commercially and has no commercial application, and (ii) was created or conceived by Executive outside the scope of his duties and responsibilities to the Company Group and without using the facilities, resources or equipment of the Company Group.

6.       Non-Competition and Non-Solicitation. Executive acknowledges that in the course of Executive’s employment with the Company Group, Executive has, and will continue to, become familiar with the Company Group’s trade secrets and with other Proprietary Information concerning such entities and that Executive’s services have been and will be of special, unique and extraordinary value to the Company Group. Therefore, in further consideration of the compensation to be paid to Executive hereunder, Executive agrees that, without limiting any other obligation pursuant to this Agreement:

(a)       Non-Compete. During the Employment Period and for a period thereafter of one (1) year (the “the Non-Compete Period”), Executive shall not directly or indirectly, either for Executive or for any other Person, own any interest in, manage, control, participate in, consult with, render services for, finance or in any other manner engage in any business with any Person (including, without limitation, any division, group or franchise of a larger organization) that engages in the Business anywhere in the United States or that otherwise competes with the Business. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, member, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). For purposes of this Agreement, “Business” means (i) the business of developing and implementing innovative treatment options to treat chronic lung disease, and (ii) any other businesses competitive with the businesses of any Company Group member as such businesses exist at the Termination Date. Nothing herein shall prohibit Executive from owning not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation. In the event that Executive has breached his fiduciary duty to the Company or has unlawfully taken any property belonging to the Company or any other Company Group member, the Non-Compete Period shall extend to a period of two (2) years after the end of the Employment Period. Executive acknowledges and agrees that this non-compete restriction in Section 6(a) is necessary because the legitimate business interests of the Company Group (including but not limited to its trade secrets, confidential and proprietary information, and goodwill) cannot be adequately protected through alternative restrictive covenants despite their inclusion in this Agreement.

(b)       Non-Solicitation. During the Employment Period and for a period thereafter of two (2) years (the “Protection Period”), Executive shall not directly or indirectly through another Person (other than on behalf of any Company Group member) (i) induce or attempt to induce any employee or officer or independent contractor of any member of the Company Group to leave the employ of, or terminate its affiliation with, the such Company Group member, or in any way interfere with the relationship between such Company Group member and any such Person, (ii) hire or seek any business affiliation with any Person who was an employee or officer or independent contractor of any member of the Company Group within one year after such Person ceased to be an officer or employee of such Company Group member, or (iii) induce or attempt to induce any customer, supplier (including without limitation, Rion, LLC), licensee or other business relation of any member of the Company Group to cease doing business with such Company Group member, reduce the business that it does with such Company Group member or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and any member of the Company Group (including, without limitation, making any negative statements or communications concerning any member of the Company Group).

(c)       Non-Disparagement. Without limiting any other obligation of Executive pursuant to this Agreement, Executive hereby covenants and agrees that, except as may be required by applicable law, Executive shall not make or cause to be made any disparaging, negative or critical statements, written or oral, in any forum or media, regarding the Company or any member of the Company Group or any of their respective executives, managers, directors, employees, policies, services, products, processes, operations, or facilities either during the Employment Period or any time after the Employment Period.

(d)       Blue-Pencil; Modification. If, at the time of enforcement of Section 5 or this Section 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in Section 5 and this Section 6 (collectively, the “Restrictive Covenants” and each, a “Restrictive Covenant”) are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(e)       Enforcement. Because Executive’s services are unique and because Executive has access to Proprietary Information, the parties hereto agree that, in the event of the breach or a threatened breach by Executive of any Restrictive Covenant, the Company Group would suffer irreparable harm and money damages would be an inadequate remedy therefor, and in addition and supplementary to other rights and remedies existing in its favor, the Company Group shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of any Restrictive Covenant, (i) the Protection Period shall be tolled until such breach or violation has been duly cured, (ii) the Company Group shall be entitled to recover from Executive all profit, remuneration or other consideration that Executive gains from breaching the covenant and damages that the Company suffers as a result of the breach and (iii) the Company Group shall be entitled to reimbursement of all costs and expenses incurred in enforcing Executive’s obligations hereunder or otherwise defending or prosecuting any mediation, arbitration or litigation arising out of Executive’s obligations, including premiums for bonds, fees for experts and investigators, and legal fees, costs and expenses incurred before a lawsuit is filed and in trial, appellate, bankruptcy and judgment-execution proceedings. Executive acknowledges and agrees that the Company Group may exercise any of the foregoing remedies concurrently, independently or successively.

(f)       Additional Acknowledgments. Executive acknowledges that the Restrictive Covenants are in mutually agreed upon consideration of: (i) employment with the Company, (ii) Executive’s opportunity to receive the Equity Award, (iii) the job protections afforded to Executive under this Agreement, and (iv) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the Restrictive Covenants do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (x) that the business of the Company Group will be conducted throughout the United States, (y) notwithstanding the state of organization or principal office of any member of the Company Group or their respective facilities, or any of their respective executives or employees (including Executive), it is expected that the Company Group will have business activities and have valuable business relationships within its industry throughout the United States, and (z) as part of Executive’s responsibilities, Executive will provide services or have a material presence or influence (including travel) throughout the United States and other jurisdictions where the Company Group conducts business during the Employment Period in furtherance of the Company Group’s business and its relationships. Executive agrees and acknowledges that the potential harm to the Company Group of the non-enforcement of any Restrictive Covenant outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement, is hereby advised of his right to consult with legal counsel prior to signing this Agreement, and in fact has consulted with legal counsel of Executive’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of the trade secrets, confidential and proprietary information, and goodwill of the Company Group now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every Restrictive Covenant imposed by this Agreement is reasonable with respect to subject matter, scope of activities, time period and geographical area. Executive acknowledges and agrees that a draft of this Agreement (including the provisions in this Section 6) have been provided to him by the earlier of a formal offer of employment or ten (10) business days before the commencement of his employment.

(g)       All of the Restrictive Covenants are intended by each party hereto to be, and shall be construed as, agreements independent of any other obligation or provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any Restrictive Covenant.

7.       Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

8.       Survival. Sections 4 through 23 (other than Section 21), inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

9.       Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Executive’s most recent home address on file with the Company.

Notices to the Company Group or any of its members:

H-Cyte, Inc.

201 E. Kennedy Blvd, Suite 700

Tampa, Florida 33602

Attn:     Board of Directors

with a copy to (which shall not constitute notice):

Hill, Ward & Henderson, P.A.

101 E. Kennedy Boulevard, 37th Floor

Tampa, FL 33602

Attn:    S. Gordon Hill

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

10.       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.       Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12.       No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.       Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile and electronic transmission in portable document format (.pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14.       Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

15.       Choice of Law; Attorneys’ Fees. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. If any action at law or in equity (including any arbitration) is commenced to enforce or interpret the terms of any provision of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and disbursements in addition to any other relief to which such party may be entitled.

16.       Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17.       Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that Executive has no reason to believe that Executive’s life is not insurable at rates now prevailing for healthy men of Executive’s age.

18.       Indemnification and Reimbursement of Payments on Behalf of Executive; Section 409A.

(a)       The Company shall be entitled to deduct or withhold from any amounts owing from the Company Group to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company Group or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

(b)       To the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for purposes of determining Executive’s entitlement to payments or benefits required to be paid under this Agreement on account of a termination of Executive’s employment, “termination of employment” and variations thereof shall mean Executive’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h) promulgated thereunder, and the “Termination Date” shall be the date of Executive’s separation from service. This Agreement is intended to comply with the requirements of Section 409A of the Code, and the parties hereby agree to use reasonable efforts to amend this Agreement as and when necessary to conform to or otherwise properly reflect any guidance issued under Section 409A of the Code after the date hereof without violating Section 409A of the Code in a manner that preserves the original intent of the parties to the maximum extent possible. The Company does not guarantee that this Agreement, or the administration thereof, does or will comply with Section 409A of the Code, and it will have no liability for any claim, loss, liability or expense of Executive or any other Person arising out of any interest, penalties or additional taxes as a result of this Agreement or the administration thereof not satisfying any of the requirements of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. Whenever payments under this Agreement are to be made in installments, each such installment shall be treated as a separate payment for purposes of Section 409A of the Code.

19.       Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN HILLSBOROUGH COUNTY, FLORIDA AND EACH OF THE FEDERAL AND STATE COURTS HAVING APPEALS JURISDICTION WITH RESPECT THERETO FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN HILLSBOROUGH COUNTY, FLORIDA WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 19. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN THE STATE AND FEDERAL COURTS LOCATED IN HILLSBOROUGH COUNTY, FLORIDA AND EACH OF THE FEDERAL AND STATE COURTS HAVING APPEALS JURISDICTION WITH RESPECT THERETO, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

20.       Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives, TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

21.       Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Company Group at any time during the Employment Period (“Corporate Opportunities”). During the Employment Period, unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

22.       Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company Group in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company Group (including, without limitation, Executive being available to the Company Group upon reasonable notice for interviews and factual investigations, appearing at the Company Group’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company Group all pertinent information and turning over to the Company Group all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company Group requires Executive’s cooperation in accordance with this Section 22 following the termination of the Employment Period, the Company shall pay Executive a per diem reasonably determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

23.       Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to the Company and its Subsidiaries, any other Person controlling, controlled by or under common control with the Company or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person. Notwithstanding anything to the contrary in this Agreement, Executive shall not be deemed an Affiliate of the Company or any of its Subsidiaries.

“Cause” means with respect to Executive one or more of the following: (i) the conviction of or plea of no contest to a felony or other crime involving moral turpitude or any other crime involving misappropriation, embezzlement or fraud, (ii) insubordination, willful misconduct or gross negligence in the performance of Executive’s duties under this Agreement or any breach of fiduciary duty owed to any member of the Company Group or its owners, (iii) unexcused, intentional or repeated failure to perform material assigned duties (that are materially consistent with the responsibilities and duties of Executive’s title or under this Agreement) for any member of the Company Group, (iv) any act or omission aiding or abetting a competitor, supplier or customer of any member of the Company Group to the material disadvantage or detriment of such Company Group member, (v) Executive’s appropriation or attempted appropriation of opportunities for Executive’s own advantage or other conflicts of interest where Executive acts for his own personal benefit, instead of for the benefit of the Company Group, (vi) substance abuse or use of illegal substances while performing duties, in the workplace or that otherwise materially impairs Executive’ ability to perform his responsibilities hereunder or results in material harm to any member of the Company Group or its owners (for purposes of clarity, the mere consumption of alcohol in a reasonable manner at Company social events does not constitute substance abuse) or the unlawful sale, use, or distribution of illegal or controlled substances by Executive, (vii) Executive breaches any confidentiality, non-competition, non-solicitation or non-disparagement covenant applicable to Executive, or (viii) a good faith determination by the Board that any other material breach of the this Agreement has occurred, and such breach is incurable or is not cured to the Board’s reasonable satisfaction within 30 days after written notice thereof to Executive (it being understood Executive may be suspended (with pay only if such breach is ultimately so cured and without pay otherwise) during such 30-day period and there is no cure period for a violation of any restrictive covenants). It is agreed and understood that mere underperformance or substandard performance of the Company Group is not intended to and shall not provide an independent basis for termination for Cause. The determination as to whether Cause exists for purposes of this Agreement will be made by the Board in its sole discretion.

“Company Group” means the collectively, the Company, its Subsidiaries, and their respective Affiliates.

“Disability” means that, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans or, in the absence of such plans, Executive is unable to perform the essential duties, responsibilities and functions of his position with the Company for either sixty (60) consecutive days or ninety (90) days in any rolling twelve (12) month period as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Board in its good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether he has a Disability (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proprietary Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential” and now existing or to be developed in the future), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of the Company Group or their respective suppliers, distributors, customers, independent contractors or other business relations. Proprietary Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (I) related to the Company Group’s (including their predecessors’ prior to being acquired by the Company) current or potential business and (II) is not generally or publicly known. Proprietary Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, including plans regarding planned and potential sales, financial and business plans, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and prices and terms, risk management practices, negotiation strategies and practices, accounting and business methods, acquisition opportunities, development, transition and transformation plans, locations of sales representatives, customer service, integration processes and requirements and costs of providing service, support and equipment); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company Group’s current, former or prospective employees (including personnel files and other information), suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) Trade Secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases relating thereto; (iv) computer software, including operating systems, applications and program listings; (v) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice); (vi) copyrightable works, (vii) intellectual property of every kind and description, and (viii) all similar and related information in whatever form.

“Severance Period” means the number of full calendar months between the Termination Date and the date that is the one-year anniversary of the Effective Date.

“Subsidiary” or “Subsidiaries” means any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof and for this purpose a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Trade Secrets” means the trade secrets and other Proprietary Information (as defined above) that the Company Group has made reasonable efforts to keep confidential and that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Company:

H-CYTE, INC.

By:	/s/ Raymond Monteleone
Name:	Raymond Monteleone
Title:	Director

Executive:

/s/ Robert Greif
ROBERT GREIF

Signature Page to Employment Agreement